Exhibit 99.1

NexMetals Announces Continuance into British Columbia

Vancouver, British Columbia, October 10, 2025 – NexMetals Mining Corp. (TSXV: NEXM) (NASDAQ: NEXM) (the “Company”) announces that it has continued out of the provincial jurisdiction of Ontario into the jurisdiction of the Province of British Columbia under the Business Corporations Act (British Columbia) (the “BCBCA”). Shareholders approved the continuance at the Company’s annual general and special meeting of shareholders held on June 3, 2025.

In connection with the continuance, the Company has replaced its articles and bylaws with new notice of articles and articles, respectively, under the BCBCA. The CUSIP / ISIN numbers for the Company’s common shares and the stock symbol for the Company’s common shares remain unchanged.

About NexMetals Mining Corp.

NexMetals Mining Corp. is a mineral exploration and development company that is focused on the redevelopment of the previously producing copper, nickel and cobalt resources mines owned by the Company in the Republic of Botswana.

NexMetals is committed to governance through transparent accountability and open communication within our team and our stakeholders. NexMetals’ team brings extensive experience across the full spectrum of mine discovery and development. Collectively, the team has contributed to dozens of projects, including work on the Company’s Selebi and Selkirk mines. Senior team members each have on average, more than 20 years of experience spanning geology, engineering, operations, and project development.

For further information about NexMetals Mining Corp., please contact:

Morgan Lekstrom

CEO and Director

morganl@nexmetalsmining.com

Jaclyn Ruptash

V.P., Communications and Investor Relations

jaclyn@nexmetalsmining.com

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Neither the TSX Venture Exchange and its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the Nasdaq Stock Market LLC accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.